Exhibit 23.1

Board of Directors
First American Scientific Corp.
Vancouver, British Columbia
CANADA

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our audit report dated July 11, 2003, on the financial statements of First American Scientific Corp. as of June 30, 2003 and 2002, for the filing with and attachment to the Form S-8.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

July 20, 2004